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                                                                   EXHIBIT 12.01

                        Oklahoma Gas and Electric Company
                                 S E C Method of
                       Ratio of Earnings to Fixed Charges

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
                                         Year Ended        Year Ended        Year Ended        Year Ended        Year Ended
                                        Dec 31, 1998      Dec 31, 1999      Dec 31, 2000      Dec 31, 2001      Dec 31, 2002
                                      ---------------   ---------------   ---------------   ---------------   ---------------
Earnings:
  Net Income                          $   160,338,026   $   139,041,196   $   142,391,955   $   121,206,243   $   126,063,042

Add Income Taxes                          106,583,271        84,964,966        80,342,171        69,425,700        71,509,149

Add Fixed Charges                          53,951,867        50,124,012        52,948,444        49,953,948        44,577,061

     Subtotal                             320,873,164       274,130,174       275,682,570       240,585,891       242,149,252


Subtract:
  Allowance for funds used during
    construction                            1,070,524           719,576         2,229,277           707,822           905,189

     Total Earnings                       319,802,640       273,410,598       273,453,293       239,878,069       241,244,063

Fixed Charges:
  Long-term debt interest expense          44,514,935        44,813,022        45,857,811        42,256,284        38,171,798
  Other interest expense                    5,426,187         1,845,150         3,151,243         4,438,997         3,044,837
  Calculated interest on
    leased property                         4,010,745         3,465,840         3,939,390         3,258,667         3,360,426

     Total Fixed Charges              $    53,951,867   $    50,124,012   $    52,948,444   $    49,953,948   $    44,577,061
                                      ---------------   ---------------   ---------------   ---------------   ---------------
Ratio of Earnings to Fixed Charges               5.93              5.45              5.16              4.80              5.41
                                      ---------------   ---------------   ---------------   ---------------   ---------------
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